                                                                     Exhibit 2.5

                                                                  Execution Copy

================================================================================

                            ASSET PURCHASE AGREEMENT

                            dated as of May 17, 2007

                                      among

                                UNIPATH LIMITED,

                      SPD SWISS PRECISION DIAGNOSTICS GMBH,

                         SPD DEVELOPMENT COMPANY LIMITED

                                       AND

                       INVERNESS MEDICAL SWITZERLAND GMBH

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 PURCHASE AND SALE..............................................      1
   Section 1.1    Purchase and Sale......................................      1
   Section 1.2    Purchased Assets.......................................      2
   Section 1.3    Excluded Assets........................................      3
   Section 1.4    Assumption of Liabilities..............................      4
   Section 1.5    Liabilities Not Assumed by Buyer.......................      4
   Section 1.6    Employees..............................................      6
   Section 1.7    Purchase Price; Allocation of Purchase Price...........      8

ARTICLE 2 CLOSING........................................................      8
   Section 2.1    Closing................................................      8
   Section 2.2    Closing Deliveries.....................................      8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF UNIPATH......................     10
   Section 3.1    Organization and Existence.............................     10
   Section 3.2    Power and Authority; Binding Agreement.................     10
   Section 3.3    Noncontravention.......................................     10
   Section 3.4    Compliance with Laws...................................     11
   Section 3.5    Governmental Licenses..................................     11
   Section 3.7    [Reserved].............................................     12
   Section 3.7    Assets.................................................     12
   Section 3.8    Contracts..............................................     12
   Section 3.9    Legal Proceedings......................................     13
   Section 3.10   Tax Matters............................................     13
   Section 3.11   Insurance..............................................     14
   Section 3.12   Employees and Benefit Plans............................     14
   Section 3.13   Other Employee and Labor Matters.......................     16
   Section 3.14   Environmental Matters..................................     16
   Section 3.15   Transactions with Affiliates...........................     17
   Section 3.16   Certain Business Practices.............................     17
   Section 3.17   Regulatory Compliance..................................     18
   Section 3.18   Brokers' Fees..........................................     18

ARTICLE 4 COVENANTS......................................................     18
   Section 4.1    Filings................................................     18
   Section 4.2    Commercially Reasonable Efforts........................     19
   Section 4.3    Public Announcements...................................     19
   Section 4.4    Transfer...............................................     19
   Section 4.5    Further Assurances.....................................     19
   Section 4.6    Expenses...............................................     20
   Section 4.7    Confidentiality........................................     20
   Section 4.8    Compliance with Contractual Obligations................     21

ARTICLE 5 TAX MATTERS....................................................     21
   Section 5.1    Cooperation............................................     21
   Section 5.2    Transfer Taxes.........................................     21
   Section 5.3    Tax Payments...........................................     21
   Section 5.4    Value Added Tax........................................     22

ARTICLE 6 RESERVED.......................................................     22

ARTICLE 7 INDEMNIFICATION................................................     22
   Section 7.1    Indemnification of Buyer and the Company...............     22
   Section 7.2    Indemnification of Unipath.............................     23
   Section 7.3    Indemnification Claims.................................     23
   Section 7.4    Survival...............................................     25
   Section 7.5    Sole and Exclusive Remedy..............................     25

ARTICLE 8 GENERAL PROVISIONS.............................................     25
   Section 8.1    Notices................................................     25
   Section 8.2    Definitions............................................     27
   Section 8.3    Descriptive Headings; Certain Interpretations..........     32
   Section 8.4    Assignment.............................................     33
   Section 8.5    Specific Enforcement...................................     33
   Section 8.6    Entire Agreement.......................................     33
   Section 8.7    No Third-Party Beneficiaries...........................     33
   Section 8.8    Counterparts...........................................     33
   Section 8.9    Governing Law..........................................     33
   Section 8.10   Arbitration............................................     34
   Section 8.11   Severability...........................................     34
   Section 8.12   Nonassignable Contracts................................     34

                             INDEX OF DEFINED TERMS

--A--
Accounts Receivable.......................................................     3
Affiliate.................................................................    27
Agreement.................................................................     1
Assumed Liabilities.......................................................     4
--B--
Benefit Plans.............................................................    14
Business Contract.........................................................    27
Business Day..............................................................    27
--C--
CD Business...............................................................     1
Claim Notice..............................................................    23
Closing...................................................................     8
Closing Date..............................................................     8
Company...................................................................     1
Company Indemnified Party.................................................    22
Confidential Information..................................................    20
Constitutive Documents....................................................    27
Contingent Obligation.....................................................    27
Contract..................................................................    28
Contribution Agreement....................................................     1
Control...................................................................    28
Controlled................................................................    28
--E--
Employee..................................................................    28
Employment Regulations....................................................    28
Environmental Law.........................................................    28
Environmental Liability...................................................    28
Environmental Permits.....................................................    28
Excluded Assets...........................................................     3
Excluded Businesses.......................................................     3
Excluded Contracts........................................................     3
Excluded Fields...........................................................     1
Excluded Liabilities......................................................     4
--F--
Financial Investor........................................................    28
--G--
General Limitations.......................................................    10
Governmental Entity.......................................................    29
Governmental Licenses.....................................................     2
--I--
IMA.......................................................................     1
IMA Facilities............................................................    29
IMS.......................................................................     1
IMS Indemnity Threshold...................................................    22
Indebtedness..............................................................    29
Indemnified Party.........................................................    29
Indemnifying Party........................................................    29
Intellectual Property.....................................................    29
--J--
Judgment..................................................................    10
--K--
Knowledge.................................................................    30
--L--
Law.......................................................................    10
License Agreement.........................................................     1
Lien......................................................................    10
Losses....................................................................    30
--M--
Material Adverse Effect...................................................    30
--N--
Nonassignable Contract....................................................    34
--P--
Permitted Liens...........................................................    30
Person....................................................................    31
PGIO......................................................................     1
PGIO Contribution Agreement...............................................     1
Pre-Closing Tax Periods...................................................    14
Purchase Price............................................................     7
Purchased Assets..........................................................     2
Purchased UK Operations...................................................     1
--R--
R&D Assets................................................................     2
R&D Operations............................................................    31
Representatives...........................................................    31
--S--
Sale......................................................................     2
Scheduled Contracts.......................................................    12
Securities Act............................................................    31
Strategic Investor........................................................    31
Subsidiary................................................................    31
Swiss Sale Agreements.....................................................    31
--T--
Tax.......................................................................    31
Tax Return................................................................    31
Taxation..................................................................    31
Third Party Claim.........................................................    32
Transfer Taxes............................................................    21

--U--
UK Call Center............................................................    32
UK Call Center Assets.....................................................     2
Unipath...................................................................     1
Unipath Indemnified Party.................................................    23
Unipath Services Agreement................................................     8
US Sale Agreements........................................................    32

          ASSET PURCHASE AGREEMENT, dated as of May 17, 2007 (this "Agreement"), among Unipath Limited, a company organized under the Laws of England and Wales ("Unipath"), SPD Swiss Precision Diagnostics GmbH, a Swiss company (the "Company"), SPD Development Company Limited, a company organized under the Laws of England and Wales ("Buyer"), and Inverness Medical Switzerland GmbH, a Swiss company ("IMS").

                                  INTRODUCTION

          IMS, Inverness Medical Innovations, Inc. ("IMA") and certain of their Affiliates are in the business of developing, manufacturing, marketing, selling and distributing human diagnostics and monitoring products for sale and distribution through over-the-counter channels, including retail outlets and emerging channels located in such retail outlets (the "CD Business").

          IMS and its Affiliates, including Unipath, contemplate selling certain assets and contributing certain assets and liabilities of the CD Business to the Company and its Subsidiaries, other than assets used in, and liabilities arising from, the Cardiology Field, the Oral Care Field and the Diabetes Field (each as defined in the License Agreement, dated of even date herewith, among IMA, IMS and the Company (the "License Agreement"), and together, the "Excluded Fields").

          On the Closing Date and subject to the terms set forth in the Amended and Restated Contribution Agreement, dated of even date herewith (the "Contribution Agreement"), among IMS, Procter & Gamble International Operations, SA, a Swiss company ("PGIO"), and the Company, and the PGIO Contribution Agreement, dated of even date herewith (the "PGIO Contribution Agreement"), among IMS, PGIO and the Company, each of IMS and PGIO, respectively, will contribute fifty percent of the Purchase Price to the Company. The Company will then immediately contribute the Purchase Price to Buyer and, pursuant to the terms hereof, Unipath will sell and Buyer will purchase certain assets of the R&D Operations and the UK Call Center, and Buyer will assume certain liabilities of the R&D Operations and the UK Call Center, in each case, as set forth in this Agreement (the "Purchased UK Operations").

          Capitalized terms shall have the meanings assigned to them in Section
8.2 or as otherwise provided in this Agreement.

          In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                PURCHASE AND SALE

          Section 1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer, relying on the representations and warranties of Unipath in ARTICLE 3, agrees to purchase the Purchased Assets from Unipath, and Unipath agrees to sell with full title guarantee, or to the extent that it is not the owner thereof shall procure the sale with full title guarantee, of the Purchased Assets to Buyer as a going concern, at the Closing.

          Section 1.2 Purchased Assets. Except for the Excluded Assets as provided in Section 1.3, at the Closing and with effect as of the Closing Date, Unipath shall with full title guarantee assign, transfer, convey and deliver to Buyer, or to the extent that it is not the owner thereof shall procure the assignment, transfer, conveyance and delivery to Buyer, in each case, free and clear of all Liens except Permitted Liens (the "Sale"), and Buyer shall acquire all of the right, title and interest in and to any and all of the assets, properties, rights and business of the R&D Operations (the "R&D Assets") and the UK Call Center (the "UK Call Center Assets") of every kind, nature, type and description, real, personal and mixed, tangible and intangible, whether known or unknown, fixed or unfixed, or otherwise, whether or not specifically referred to in this Agreement and whether or not reflected on the books and records of Unipath (collectively, the "Purchased Assets"), including the following:

          (i) all supplies of the R&D Operations;

          (ii) all tangible assets, furniture, fixtures and property, if any, used by the Employees;

          (iii) the benefit (subject to the burden) of the Business Contracts;

          (iv) all licenses, registrations, notifications, franchises, qualifications, provider numbers, permits, approvals, clearances and authorizations issued by any Governmental Entity that relate to the Purchased UK Operations (the "Governmental Licenses"), in each case to the extent transferable or assignable;

          (v) all lists, documents, records, written information, computer files and other computer readable media concerning present suppliers and vendors of goods or services, and to the extent reasonably available, past and potential suppliers and vendors, arising from or used in the Purchased UK Operations;

          (vi) all contract files, technical, accounting, and procedural manuals, studies, reports or summaries relating to the general condition of the Purchased Assets, and any business, proprietary or confidential information which has been reduced to writing or electronic form, to the extent that any of the foregoing relate to or arose from the Purchased UK Operations;

          (vii) all rights under express or implied warranties from the suppliers and vendors relating to or arising out of the operation of the Purchased UK Operations;

          (viii) to the extent related to an Assumed Liability, all claims, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of any kind and nature;

          (ix) to the extent assignable, all rights under any non-disclosure agreements, non-solicitation agreements and non-competition agreements entered into with any parties, to the extent that any of the foregoing relates to or arose from the Purchased UK Operations;

          (x) all insurance policies (to the extent separable and assignable) with respect to the R&D Operations or the UK Call Center, and rights, benefits, claims and proceeds thereunder arising from or relating to the Assumed Liabilities;

          (xi) all Know-How that is owned by Unipath, if any, that is exclusively used in the CD Business;

          (xii) all other tangible assets or movable property used exclusively or primarily in connection with the Purchased UK Operations, if any; and

          (xiii) all goodwill relating to the foregoing.

          Section 1.3 Excluded Assets. Notwithstanding the provisions of Section 1.2, the parties hereto acknowledge and agree that the following assets are not included among the Purchased Assets and are excluded from the Sale (collectively, the "Excluded Assets"):

          (i) all accounts receivable, and notes receivable (if any), of any nature arising from the Purchased UK Operations existing on the Closing Date (the "Accounts Receivable");

          (ii) all prepaid expenses and other deposits related to the Purchased UK Operations;

          (iii) the assets, properties, Contracts and rights of Unipath and its Affiliates in the Excluded Fields (which shall include, for the avoidance of doubt, the tangible assets and real property located at Stirling, Scotland);

          (iv) except as provided in Section 1.2(xi), Intellectual Property owned by Unipath or owned by third parties and licensed to Unipath;

          (v) the Contracts arising from the Purchased UK Operations set forth on Section 1.3(v) of the Disclosure Schedule (the "Excluded Contracts");

          (vi) rights to refunds of Taxes paid by or on behalf of Unipath or any of its Affiliates (other than those paid by Buyer or the Company), except for the rights to refunds of Taxes that constitute Assumed Liabilities;

          (vii) except as provided in Section 1.2(x), insurance policies and rights and benefits and claims thereunder;

          (viii) the services of any employees of Unipath or its Affiliates employed other than in the Purchased UK Operations or assets of any employee benefit plan, arrangement, or program maintained or contributed to by IMA or any of its Subsidiaries with respect to any employees other than Employees;

          (ix) the assets, properties, Contracts and rights arising from or used in Unipath's and its Affiliates' professional diagnostics and nutritional supplement businesses (the "Excluded Businesses");

          (x) all of Unipath's cash, whether in-hand or on deposit or otherwise held at the bank or any other financial institution;

          (xi) Unipath's accounts and accounting records which do not relate exclusively to the Purchased UK Operations; and

          (xii) any other assets, tangible or intangible, wherever situated, not included in the Purchased Assets;

provided that Unipath and its Affiliates, upon reasonable request and to the extent Unipath or any of its Affiliates has the right to so provide, shall provide Buyer reasonable access during normal business hours to the Excluded Assets that, prior to the Closing Date, were used in the R&D Operations or the UK Call Center and are not being transferred pursuant to this Agreement, for Buyer's use to facilitate its research and development and UK call center activities.

          Section 1.4 Assumption of Liabilities. At the Closing, Buyer shall assume, and shall agree to pay, perform and discharge according to their respective terms (if any), the following (and only the following) liabilities and obligations of Unipath and its Affiliates arising primarily from or related primarily to the Purchased UK Operations, and no other liabilities or obligations of Unipath or its Affiliates (liabilities to be assumed by Buyer pursuant to this Section 1.4 being collectively referred to as the "Assumed Liabilities"):

          (i) all obligations of Unipath or its Affiliates under the Business Contracts that are part of the Purchased UK Operations that, by the terms of such Business Contracts, arise after the Closing Date, relate to periods following the Closing Date and are to be observed, paid, discharged, or performed, as the case may be, in each case at any time after the Closing Date;

          (ii) any liability or obligation with respect to the Employees as set out in Section 1.6 below;

          (iii) any liability or obligation arising from the conduct of the Purchased UK Operations after the Closing Date.

          Section 1.5 Liabilities Not Assumed by Buyer. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume, or in any way be liable or responsible for any, and Unipath shall, and shall procure that its Affiliates shall, pay, perform and discharge all, obligations and liabilities of them, direct or indirect, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, except for the Assumed Liabilities (collectively, the "Excluded Liabilities") and Unipath shall hold Buyer harmless with respect to the Excluded Liabilities. For the avoidance of doubt, the term Assumed Liabilities does not include any of the Excluded Liabilities and the term Excluded Liabilities includes all liabilities and obligations of Unipath or any of its Affiliates (including liabilities and obligations imposed by operation of Law) other than the Assumed Liabilities. Without limiting the generality of the foregoing, Excluded Liabilities shall include the following obligations and liabilities:

          (i) any liability or obligation of Unipath or any of its Affiliates arising from or relating to the Excluded Businesses or the business, if any, of such entities in the Excluded Fields;

          (ii) any liability or obligation of Unipath or any of its Affiliates arising out of or in connection with the negotiation and preparation of this Agreement or the consummation and performance of the transactions contemplated hereby, including any liability for Taxes so arising;

          (iii) any liability or obligation (other than Assumed Liabilities) arising under, relating to or resulting from any asset of Unipath or its Affiliates other than the Purchased Assets;

          (iv) any liability or obligation of Unipath or any of its Affiliates arising (A) from their failure to perform, or negligent performance of, their obligations under, or (B) out of or relating to any breach or claim of breach of a representation, warranty, covenant or agreement of Unipath or any of its Affiliates contained in, any of the Business Contracts;

          (v) any liability, obligation or expense of any kind or nature relating to Taxes owed by Unipath or any of its Affiliates (including any contractual liability with respect to Taxes of another Person); provided that Transfer Taxes shall be paid in the manner set forth in Section 5.2 hereof;

          (vi) any liability or obligation to any of the directors, officers or Affiliates of Unipath;

          (vii) any liability, obligation, cost or expense of Unipath or any of its Affiliates arising out of or relating to any Legal Proceeding to which Unipath or any of its Affiliates is or was a party and that relates to any time at or prior to the Closing (regardless of whether the Legal Proceeding is commenced before or after the Closing), and any contingency reserve related thereto;

          (viii) any liability or obligation of Unipath or its Affiliates with respect to any Indebtedness or Contingent Obligations (including any accrued interest, fees and any penalties thereon);

          (ix) any liability or obligation of Unipath or its Affiliates to or with respect to Employees, former employees, consultants and former consultants and Benefit Plans and other employee and employment-related liabilities that are excluded under Section 1.6 below;

          (x) any accounts payable;

          (xi) any product warranty, product liability or product returns, rebates, coupons, allowances or other discounting and promotional commitments with respect to any product line of the of the Purchased UK Operations that was discontinued prior to the Closing Date;

          (xii) any liability or obligation of Unipath or its Affiliates arising out of or relating to the failure of Unipath or its Affiliates to obtain any Governmental Licenses material to or necessary for the conduct of the CD Business and/or the Purchased UK Operations;

          (xiii) any liability or obligation of Unipath or its Affiliates arising out of or relating to IMA Facilities under applicable Environmental Laws;

          (xiv) any liability or obligation of Unipath or its Affiliates to fund or finance any pension or similar liabilities, including any liability or obligation for which the Buyer may become liable by reason of participating in any pension scheme of Unipath or its Affiliates for the purpose of providing pension benefits to the Employees or any of them after Closing (other than contributions to provide such benefits in respect of service after Closing) and any debt for which the Buyer may at any time become liable under section 75 of the Pensions Act 1995 insofar as such debt is attributable to the service of the Employees prior to Closing or to service of any other members or former members of any such pension scheme at any time; and

          (xv) all liabilities and obligations of Unipath or its Affiliates under this Agreement.

          Section 1.6 Employees. (a) Unipath and Buyer acknowledge and agree that under the Employment Regulations, the Contracts of employment (except for such portions of such Contracts that relate to any occupational pension scheme within the meaning of the Pension Schemes Act 1993) between Unipath and the Employees shall have effect after Closing as if originally made between Buyer and the Employees, and that Buyer shall comply with the Transfer of Employment (Pension Protection) Regulations 2005.

          (b) Unipath shall discharge all its obligations in respect of the Employees up to Closing and shall indemnify Buyer against any liability:

          (i) arising from Unipath's failure to do so; or

          (ii) relating to an Employee which arises out of any act or omission by Unipath or its Affiliates or any other event, matter or circumstance occurring before Closing.

          (c) The indemnity in paragraph (b) excludes:

          (i) any part of any liability for which Buyer is responsible under paragraphs (d) and (e) which arises from the Employee's statutory period of continuous employment before Closing;

          (ii) to the extent that any liability arises from Buyer's failure to comply with Regulation 13(4) of the Employment Regulations, any liability which arises out of a complaint or failure to comply with Regulation 13 of the Employment Regulations or in respect of an award of compensation under Regulation 15 of the Employment Regulations;

          (iii) any liability in respect of and to the extent to which Buyer is also able to recover any insurance; and

          (iv) an obligation as is mentioned in paragraph (f) to make any payment as a result of termination of employment which is calculated by reference to a period of employment with Unipath or any Affiliate as well as the period of employment with Buyer.

          (d) Buyer shall on and from Closing perform and discharge all of the obligations of the employer transferred to Buyer under the Employment Regulations in relation to the Employees including any obligation to discharge any bonus or incentive payments, holiday pay and any other remuneration or liability payable after Closing in respect of an entitlement accrued to any extent for the period before Closing.

          (e) Buyer shall indemnify Unipath and its Affiliates against any liability arising from Buyer's failure to perform or discharge any obligation referred to in paragraph (d) and against any liability relating to an Employee which arises out of or in connection with:

          (i) any provision of this Agreement including the change of employer occurring by virtue of the Employment Regulations and this Agreement;

          (ii) a change at or after Closing to any term of employment or working condition (excluding any term or condition relating to an occupational pension scheme) or any proposal to make such a change including any proposal communicated directly or indirectly to an Employee, Employees' representatives or a trade union by Buyer or by Unipath consistent with information received from Buyer concerning such a proposal;

          (iii) the termination of employment of an Employee or any other act or omission by Buyer or any other event, matter or circumstance occurring at or after Closing;

          (iv) an Employee continuing to be employed by Unipath after Closing and/or the termination of that employment by Unipath or the Employee; and

          (v) a complaint of failure to comply with Regulation 13 of the Employment Regulations, or in respect of an award of compensation under Regulation 15 of the Employment Regulations to the extent that the liability arises from Buyer's failure to comply with Regulation 13(4) of the Employment Regulations.

          (f) Notwithstanding anything to the contrary in Sections 1.6(d) and
(e) above, Unipath hereby agrees to pay to Buyer (to the extent permissible, by way of adjustment to the Purchase Price, but not so as to limit any amount payable under this subsection (f)), promptly following Unipath's receipt from Buyer of evidence satisfactory to Unipath of its liability for the same, an amount equal to 100% of the amounts paid by Buyer to Employees in accordance with Section 1.6(d) above. Neither the performance nor the nonperformance by Unipath of its obligations under this Section 1.6(f) shall in any event relieve Buyer of any obligation or liability imposed on it under Section 1.6(d).

          Section 1.7 Purchase Price; Allocation of Purchase Price. (a) In consideration of the Sale of the Purchased Assets, on the Closing Date, Unipath shall receive $22,538,100 in cash, plus value added taxes (if applicable) (the "Purchase Price").

          (b) As soon as practicable after the Closing, Buyer shall deliver to Unipath an allocation statement, allocating such Purchase Price among the Purchased Assets. If within 10 days after the delivery of such allocation statement, Unipath notifies Buyer in writing that Unipath objects to the allocation set forth in such allocation statement, Buyer and Unipath shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Buyer and Unipath are unable to resolve such dispute within 20 days, Buyer and Unipath shall jointly retain a nationally recognized accounting firm to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on such allocation statement shall be adjusted to reflect such resolution.

                                    ARTICLE 2
                                     CLOSING

          Section 2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Covington & Burling LLP, 1201 Pennsylvania Avenue, NW, Washington, DC, at 10:00 a.m. on the date hereof, or on such other date, and at such other time or place, as Buyer and Unipath may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

          Section 2.2 Closing Deliveries. (a) At the Closing, Buyer shall deliver or cause to be delivered to Unipath:

          (i) the Purchase Price;

          (ii) the Unipath Services Agreement (the "Unipath Services Agreement"), executed by Buyer;

          (iii) evidence, in form and substance reasonably satisfactory to Unipath, that consents of Governmental Entities required in connection with this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect except for any such consents and approvals the absence of which would not materially impair Buyer's ability to consummate the transactions contemplated by or perform its obligations under this Agreement; and

          (iv) an assignment and assumption agreement reasonably satisfactory to Buyer and Unipath under which Buyer assumes the Assumed Liabilities, executed by Buyer.

          (b) At the Closing, Unipath shall deliver or cause to be delivered to
Buyer:

          (i) physical possession of all Purchased Assets, including those assets set forth in Section 1.2(vi), capable of passing by delivery, with the intent that title in such Purchased Assets shall pass to Buyer by and on such delivery;

          (ii) the Unipath Services Agreement, executed by Unipath;

          (iii) the assignment and assumption agreement delivered pursuant to
     Section 2.2(a)(iv), executed by Unipath;

          (iv) an instrument of sale in a form reasonably satisfactory to Buyer transferring to Buyer all of Unipath's and its Affiliates' right, title and interest in and to the Purchased Assets;

          (v) releases and/or certificates of non-crystallisation, duly executed by General Electric Capital Corporation, in the form agreed with Buyer in respect of all Liens on or affecting any of the Purchased Assets;

          (vi) all National Insurance and PAYE records, fully completed in respect of the Employees and showing that payments are up to date and all records required to be kept under the Working Time Regulations 1998;

          (vii) a certificate, dated the Closing Date and signed by the managing director of Unipath, confirming that

                    A. the representations and warranties of Unipath set forth in this Agreement are true and correct as of the Closing Date or such other date that any such representation or warranty speaks as of, except where the failure to be true and correct would not, individually or in the aggregate (I) have a Material Adverse Effect, or (II) materially impair Unipath's ability to consummate the transactions contemplated by or perform its obligations under this Agreement;

                    B. all the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Unipath or IMS on or before the Closing Date shall have been complied with and performed prior to or on the Closing Date except where the failure to so perform would not, individually or in the aggregate (a) have a Material Adverse Effect, or (b) materially impair Unipath's or IMS's ability to consummate the transactions contemplated by or perform their respective obligations under this Agreement; and

                    C. such other matters as may be reasonably requested by Buyer;

          (viii) evidence, in form and substance reasonably satisfactory to Buyer, that all consents and approvals of third parties set forth in
     Section 3.3(a) of the Disclosure Schedule or otherwise required under any Business Contract (in each case pursuant to written instruments in form and substance reasonably satisfactory to Buyer and without payment of any consideration by Buyer or the Company) or from any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, have been obtained and are in full force and effect except for any such consents and approvals the absence of which would not (A) have a Material Adverse Effect or (B) materially impair Purchased UK Operations; and

          (ix) such bills of sale, endorsements, assignments and other instruments of transfer, conveyance and assignment (in a form reasonably satisfactory to Buyer) as shall be required by Law or necessary in the reasonable judgment of Buyer to transfer, convey and assign the Purchased Assets to Buyer.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF UNIPATH

          Unipath represents and warrants to the Company and Buyer as follows, as of the date of this Agreement and as of the Closing:

          Section 3.1 Organization and Existence. Unipath is duly organized and validly existing under the Laws of England and Wales, has all requisite power and authority to carry on its business, including the Purchased UK Operations, as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business, including the Purchased UK Operations, or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. Other than wholly-owned Subsidiaries, Unipath has no Affiliates or Subsidiaries that conduct the R&D Operations or the UK Call Center or own Purchased Assets.

          Section 3.2 Power and Authority; Binding Agreement. Unipath has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement is a valid and binding obligation of Unipath, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of Law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies (the "General Limitations"). Except as set forth in
Section 3.2 of the Disclosure Schedule, no other act, approval or proceedings on the part of Unipath is, or will be, required to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          Section 3.3 Noncontravention. (a) Except as set forth in Section 3.3(a) of the Disclosure Schedule, the execution and delivery by Unipath of this Agreement, and the consummation of the transactions contemplated hereby and the compliance by it with the provisions hereof do not and will not result in the creation of any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by Contract or by operation of Law (a "Lien"), in or upon any of the Purchased Assets. Except as set forth in
Section 3.3(a) of the Disclosure Schedule, the execution and delivery by Unipath of this Agreement, and the consummation of the transactions contemplated hereby and the compliance by it with the provisions hereof, do not and will not (i) conflict with or result in any violation or default (with or without notice or lapse of time or both) under, (ii) give rise to a right of, or result in, termination or cancellation of, or acceleration of any obligation under, (iii) result in a loss of a material benefit under, or (iv) give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) the Constitutive Documents of Unipath, (B) any material Business Contract to which Unipath is a party or is bound by, or any Purchased Assets are bound by or subject, or under which Unipath has material rights or benefits or (C) subject to the governmental filings and other matters referred to in Section

3.3(b), any constitution, act, statute, law (including common law), ordinance, treaty, rule or regulation of any Governmental Entity (a "Law") or any judgment, order or decree (a "Judgment"), in each case applicable to Unipath or the Purchased Assets.

          (b) No consent, approval, license, permit, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Unipath in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the compliance by Unipath with the provisions hereof, except such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of Unipath to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the transactions contemplated hereby.

          Section 3.4 Compliance with Laws. Except as set forth in Section 3.4 of the Disclosure Schedule, Unipath is in compliance in all material respects with all applicable Laws and Judgments. Except as set forth in Section 3.4 of the Disclosure Schedule, since January 1, 2004, Unipath has not received a written notice from a Governmental Entity alleging a possible violation by it of any applicable Law or Judgment applicable to the Purchased UK Operations. Notwithstanding the foregoing, this Section 3.4 shall not constitute a representation or warranty as to tax, employee benefit plan or environmental matters or the specific regulatory matters covered in Section 3.17, which are limited to those representations and warranties set forth in Section 3.10,
Section 3.11, Section 3.12(a), Section 3.14 and Section 3.17.

          Section 3.5 Governmental Licenses. Unipath and its Affiliates validly hold and have in full force and effect all Governmental Licenses that are material to the conduct of the Purchased UK Operations, and neither Unipath nor any of its Affiliates is in violation (other than an immaterial violation) of, or default (with or without notice or lapse of time or both) (other than an immaterial default) under, or event giving to any other Person any right of termination, amendment or cancellation of, any Governmental License material to the conduct of the Purchased UK Operations. Each of Unipath and its Affiliates is in compliance in all material respects with the terms and conditions of all Governmental Licenses issued to or held by it that are material to the Purchased UK Operations, and such Governmental Licenses will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. No proceeding is pending or, to the Knowledge of Unipath, threatened seeking the revocation or limitation of any Governmental License that is material to the conduct of the Purchased UK Operations. Section 3.5 of the Disclosure Schedule lists each Governmental License held by Unipath or its Affiliates that is material to the conduct of the Purchased UK Operations. Except as set forth therein, all of the Governmental Licenses listed in Section 3.5 of the Disclosure Schedule are held in the name of Unipath or its Affiliates, and none are held in the name of any current or former director, officer, employee, independent contractor or consultant of Unipath or its Affiliates or agents or otherwise on behalf of Unipath or its Affiliates. Except for those Governmental Licenses set forth in Section 3.5 of the Disclosure Schedule, all Governmental Licenses that are material to the conduct of the Purchased UK Operations are transferable to

Buyer. Notwithstanding the foregoing, this Section 3.5 shall not constitute a representation or warranty as to the specific regulatory matters covered in
Section 3.17.

          Section 3.6 [Reserved].

          Section 3.7 Assets. Except as set forth in Section 3.7 of the Disclosure Schedule, (a) Unipath owns outright and has good and marketable title to, or has valid leasehold interests in, all of the tangible Purchased Assets free and clear of all Liens, (b) other than the Excluded Assets, and together with Buyer's rights under the Unipath Services Agreement and the License Agreement, the Purchased Assets constitute all of the assets, properties, permits, rights, agreements and other Contract rights and interests that are necessary to enable Buyer after the Closing to operate the R&D Operations and the UK Call Center in a manner consistent with the manner in which the R&D Operations and UK Call Center are currently being operated and (c) the Sale will vest good and marketable title in and to the tangible Purchased Assets in Buyer free and clear of all Liens except for Permitted Liens. To the Knowledge of Unipath, the tangible Purchased Assets are in good operating condition and repair and none of such tangible assets that are material to the conduct of the R&D Operations or the UK Call Center is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

          Section 3.8 Contracts. (a) Section 3.8(a) of the Disclosure Schedule sets forth a true, accurate and complete list of each Business Contract (collectively, "Scheduled Contracts") to which Unipath or any of its Affiliates is a party that (x) is material to the Purchased UK Operations; (y) provides for aggregate annual payments, or has a value in excess, of fifty thousand dollars ($50,000); or (z) falls within one or more of the following categories:

          (i) Contracts under which Unipath or its Affiliates own, have under license, have a right to acquire (by option or otherwise), have a right to use or exercise (including any covenant not to sue or other similar right of forbearance), or otherwise Control, or have any other right or interest in or to any Intellectual Property that is necessary to the conduct of the Purchased UK Operations as currently conducted;

          (ii) Contracts with any labor union or similar representative covering any Employee;

          (iii) Contracts limiting or restraining Unipath or its Affiliates in any material respect from engaging or competing in any operations of the Purchased UK Operations with any Person or from purchasing any products, services or inventory from any third parties.

          (b) Except as indicated in Section 3.8(b) of the Disclosure Schedule, Unipath has delivered or made available to Buyer complete and correct copies of all written Scheduled Contracts, including all amendments, modifications and material waivers relating thereto.

          (c) Each Scheduled Contract is in full force and effect in accordance with the terms thereof and constitutes a legal, valid and binding agreement of Unipath or its

Affiliates, as applicable, and is enforceable in accordance with its terms by Unipath or its Affiliates, as applicable, against each counterparty thereto, except as the same may be limited by General Limitations. Unipath and its Affiliates, as applicable, have performed in all material respects all of their obligations, and are not in default under, any Business Contract. To Unipath's Knowledge, no other party to any Business Contract is in material breach of or default under such Business Contract.

          (d) Except as set forth in Section 3.8(d) of the Disclosure Schedule, Unipath has no Knowledge that any party to any Scheduled Contract (i) intends to either terminate or not renew such Scheduled Contract or (ii) has or intends to submit to Unipath or its Affiliates any claim of material breach by any such party with respect to the performance of its obligations under any such Scheduled Contract.

          (e) Section 3.8(e) of the Disclosure Schedule sets forth a true, accurate and complete list of the Scheduled Contracts for which third party consents are required to assign such Business Contracts to Buyer. Subject to the receipt of the third party consents listed on Section 3.8(e) of the Disclosure Schedule and Closing, Buyer will succeed to all rights, title and interests of Unipath or its Affiliates under each such Contract without the necessity to obtain the consent of any other Person(s) to the assignment of such Contract.

          (f) None of the Business Contracts have been entered into by Unipath or its Affiliates other than in its or their Ordinary Course of Business (other than agreements in settlement of Legal Proceedings listed on Section 3.8 of the Disclosure Schedule) and other than on an arm's length basis.

          (g) Except as set forth in Section 3.8(g) of the Disclosure Schedule, the Scheduled Contracts do not contain any provision that provides for automatic termination upon the occurrence of the transactions contemplated hereby or for the right of any party to any such Contract to terminate, accelerate or receive any payment or other more favorable terms and conditions upon occurrence of the transactions contemplated hereby.

          (h) Except as set forth in Section 3.8(h) of the Disclosure Schedule, there are no Persons holding a power of attorney on behalf of Unipath or any of its Affiliates that would enable such Persons to sell, lease or otherwise encumber any Purchased Asset.

          Section 3.9 Legal Proceedings. Except as disclosed in Section 3.9 of the Disclosure Schedule, (a) Unipath is not, nor since January 1, 2004 has it been, a party to, or to its Knowledge threatened with, any material Legal Proceeding with respect to or in connection with the Purchased UK Operations,
(b) to the Knowledge of Unipath, there are no facts or circumstances that would reasonably be expected to give rise to any material Legal Proceeding with respect to or in connection with the Purchased UK Operations and (c) there are no Judgments outstanding against Unipath with respect to or in connection with the Purchased UK Operations.

          Section 3.10 Tax Matters. Except as set forth in Section 3.10 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

          (a) All Tax Returns required to be filed by Unipath, and any affiliated, combined, consolidated or unitary group of which Unipath is or has been a member, have been timely filed, except where failure to file would not have a Material Adverse Effect.

          (b) Unipath has timely paid all Taxes which were required to have been paid on or prior to the date hereof, the nonpayment of which could result in a Lien on any Purchased Asset. Unipath has established, in accordance with GAAP, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Purchased UK Operations and are incurred or attributable to taxable periods (or portions thereof) on or before the Closing (the "Pre-Closing Tax Periods"), the nonpayment of which would result in a Lien on any Purchased Asset.

          (c) Unipath has withheld and paid all Taxes required by Law to have been withheld and paid and has complied in all respects with all rules and regulations relating to the withholding or remittance of Taxes (including employee-related Taxes).

          Section 3.11 Insurance. Unipath maintains, with respect to the Purchased UK Operations, or under contractual arrangements is named as an additional insured in, policies or binders of fire, liability (including product liability), workers' compensation, vehicular and other insurance customarily maintained by Persons engaged in businesses similar to the Purchased UK Operations. A true, correct and complete list of such policies insuring the Purchased UK Operations is set forth in Section 3.11 of the Disclosure Schedule. Such policies and binders are in full force and effect.

          Section 3.12 Employees and Benefit Plans.

          (a) No person is employed or engaged in the Purchased UK Operations (whether under a Contract of service or Contract for services) other than the Employees as listed in Section 3.12(a) of the Disclosure Schedule, and the Employees are all employed by Unipath and work exclusively or primarily in the Purchased UK Operations.

          (b) Section 3.12(b) of the Disclosure Schedule contains a true, accurate and complete list of:

          (i) the standard Contracts and Contracts for services and handbooks and policies (including all benefit plans, programs or arrangements maintained by Unipath or any of its Affiliates) which apply to the Employees (collectively, "Benefit Plans");

          (ii) particulars of the current terms of employment or engagement of the Employees; and

          (iii) details of remuneration and benefits which the Employees receive or are entitled to receive.

          (c) In respect of each of the Employees, Unipath has:

          (i) not received any claim in relation to any of the Employees;

          (ii) to the best of its Knowledge, complied with its obligations under regulation 13 of the Employment Regulations to inform and consult with trade union or other employee representatives on any matter concerning or arising from this Agreement or affecting the Employees; and

          (iii) to the best of its Knowledge, paid or will have paid to H.M. Revenue & Customs and any other appropriate authority all Taxes, National Insurance contributions and other levies due in respect of the Employees on account of their employment by Unipath up to and including Closing.

          (d) Unipath has not made any offer of employment or engagement to work in the Purchased UK Operations that has not yet been accepted, or that has been accepted but the employment or engagement has not yet started (except to any of the Employees) and will not make any such offer prior to Closing.

          (e) Unipath has not (and will not prior to Closing), other than in the ordinary course of business, offer, promise or agree to) any future variation in any Contract of employment of any of the Employees or any other person employed by Unipath in respect of whom liability is deemed by the Employment Regulations to pass to Buyer.

          (f) No Employee:

          (i) has given or received notice to terminate their employment or engagement and no Employee is entitled to terminate such employment or engagement as a result of the parties entering into this Agreement or Closing; or

          (ii) has been off sick for a continuous period of twenty-one (21) days or more in any six (6) month period within the three (3) years ending on the date of this Agreement, or is receiving or is due to receive payment under any disability or permanent health insurance scheme and, so far as Unipath is aware, there are no such claims pending or threatened; or

          (iii) is on secondment, maternity or other statutory leave; or

          (iv) is subject to a current disciplinary warning or procedure; or

          (v) has objected or indicated an objection to the transfer of the Purchased UK Operations to Buyer.

          (g) There is not in existence, and Unipath has not proposed and is not proposing to introduce, any bonus, commission or profit-sharing scheme or any other scheme or arrangement under which the Employees are or would be entitled to participate in the profits of the Purchased UK Operations or acquire shares in Unipath or any Affiliate.

          (h) There are no amounts outstanding or promised to any of the Employees, and no liability has been incurred by Unipath in relation to any Employee which remains undischarged for breach of any employment contract; or redundancy payments (statutory or otherwise, including protective awards); or compensation under any employment legislation or regulations; or wrongful dismissal, unfair dismissal, equal pay, sex, race or disability discrimination or otherwise. No order has been made at any time for the reinstatement or re-engagement of any of the Employees or any person formerly employed or engaged or working in the Purchased UK Operations.

          (i) Except as set forth on Section 3.12(i) of the Disclosure Schedule, neither Unipath or any of its Affiliates, in each case as and to the extent related to the Purchased UK Operations or providing benefits to employees of the Purchased UK Operations, has offered to provide health or life insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual's employment by Unipath, except to the extent required by Law.

          Section 3.13 Other Employee and Labor Matters. Except as set forth on
Section 3.13 of the Disclosure Schedule, there is not, and since January 1, 2004 there has not been, any labor strike, dispute, work stoppage, slowdown or lockout against Unipath with respect to the Purchased UK Operations and, except as set forth on Section 3.13 of the Disclosure Schedule, there is not any pending, or, to the Knowledge of Unipath, threatened, labor strike, dispute, work stoppage, slowdown or lockout against Unipath with respect to the Purchased UK Operations. To the Knowledge of Unipath, since January 1, 2004, no union application for recognition is in progress with respect to personnel of the Purchased UK Operations. Unipath is not a party to any collective bargaining or other similar labor Contracts with respect to any personnel of the Purchased UK Operations. There are no pending, or, to the Knowledge of Unipath, threatened, charges against Unipath or any business personnel of it before any Governmental Entity responsible for the prevention of unlawful employment practices. Except as set forth on Section 3.13 of the Disclosure Schedule, since January 1, 2004, Unipath has not received any written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of Unipath with respect to the Purchased UK Operations and, to the Knowledge of Unipath, no such investigation is in progress.

          Section 3.14 Environmental Matters. Except as disclosed in Section
3.14 of the Disclosure Schedule and except for such matters as would not cause a material Loss to Buyer:

          (a) The Purchased UK Operations are and have for the past four years been in compliance in all material respects with all Environmental Laws and Environmental Permits. The Purchased UK Operations have no material unbudgeted or unreserved environmental capital expenditure necessary to achieve or maintain compliance in all material respects with Environmental Laws and Environmental Permits. There are no unresolved or, to the Knowledge of Unipath, threatened (whether orally or in writing) claims, demands, notices, suits, investigations, inquiries, proceedings or actions against Unipath, alleging non-compliance in any material respect with Environmental Law or Environmental Permits. To the Knowledge of Unipath, there are no circumstances or conditions involving the Purchased UK Operations that could reasonably be expected to result in any material Environmental Liability for which Buyer would be responsible.

          (b) The Purchased UK Operations have obtained and maintained in effect all Environmental Permits material to the conduct of their businesses and, where applicable, have filed timely applications for renewal or modification of Environmental Permits. No Environmental Permit material to the conduct of the Purchased UK Operations is subject to major modification, revision, rescission, public notice and comment or prior consent by any Governmental Entity as a result of the consummation of the transactions contemplated by this Agreement.

          (c) Neither Unipath nor any of its Affiliates has received any notice from any Person or is aware of any condition, event or circumstance that would reasonably be expected to result in a material Environmental Liability for which Buyer could be responsible.

          (d) Except for indemnifications under manufacturing, supply or similar agreements set forth in Section 3.14 of the Disclosure Schedule, neither Unipath nor any of its Affiliates has assumed or retained by operation of Law or by Contract any Environmental Liability of any third-party for which the Company or Buyer could be responsible.

          (e) This Section 3.14 constitutes the sole representations and warranties of Unipath relating to environmental matters.

          Section 3.15 Transactions with Affiliates. Section 3.15 of the Disclosure Schedule describes any material transaction, since January 1, 2004, between Unipath, on the one hand, and any of its Affiliates (other than wholly-owned Subsidiaries of IMS or IMA and the Inverness Medical (Shanghai), Co., Ltd.), on the other hand, with respect to the Purchased UK Operations, other than any employment Contract, Contract with any employee pertaining to any Benefit Plan or equity incentive award, Contract not to compete with Unipath, Contract to maintain the confidential information of Unipath, or Contract assigning Intellectual Property Rights to Unipath. Except as set forth in
Section 3.15 of the Disclosure Schedule, no Affiliate of Unipath (other than wholly-owned Subsidiaries of IMS or IMA and Inverness Medical (Shanghai), Co., Ltd.) (i) owns or has any interest in any property (real or personal, tangible or intangible), Intellectual Property Rights or Contract used or held for use in or pertaining to the Purchased UK Operations, (ii) to the Knowledge of Unipath, has any claim or cause of action against Unipath with respect to the Purchased UK Operations or (iii) owes any money to, or is owed any money by, Unipath with respect to the Purchased UK Operations except, in each case, pursuant to any employment Contract, Benefit Plan or for reimbursement of business expenses in the Ordinary Course of Business. For the avoidance of doubt, the matters set forth in this Section 3.15 are neither intended to relate to, nor is any disclosure provided with respect to, intercompany arrangements, Contracts or understandings among IMA and its Subsidiaries or Inverness Medical (Shanghai), Co., Ltd.

          Section 3.16 Certain Business Practices. Neither Unipath or any of its Affiliates nor any of their directors, officers, agents or employees, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or similar Laws in any other jurisdiction or (c) made any payment in the nature of criminal bribery.

          Section 3.17 Regulatory Compliance. (a) Except as set forth in Section 3.17(a) of the Disclosure Schedule, since January 1, 2004, neither Unipath nor any of its Affiliates has received any written notices of inspectional observations, establishment inspection reports, warning letters and any other documents received from or issued by the U.S. Food and Drug Administration (the "FDA") or any similar Governmental Entity asserting non-compliance in any material respect with FDA regulatory requirements or other applicable Laws of any similar Governmental Entity by Unipath or any of its Affiliates with respect to the Purchased UK Operations or Persons otherwise performing services for the benefit of Unipath or any of its Affiliates with respect to the Purchased UK Operations, except for matters resolved prior to the date hereof. In addition, no Governmental Entity or other Person has commenced or, to the Knowledge of Unipath, threatened to initiate any proceeding alleging any violations of any federal, state or local consumer protection Laws. Unipath is in compliance in all material respects with all applicable requirements of the FDA or any similar Governmental Entity with respect to the Purchased UK Operations and holds all necessary licenses, permits, approvals, consents, orders or authorizations of, and has complied with any registration, declaration or filing required by, any Governmental Entity in connection with the Purchased UK Operations.

          (b) Except as set forth on Section 3.17(b) of the Disclosure Schedule, neither Unipath nor any of its Affiliates, nor, to their Knowledge, any officer, employee or agent of them, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10,
1991) or any similar policy. Neither Unipath nor, to its Knowledge, any officer, employee or agent of Unipath, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar Law or authorized by 21 U.S.C. Section 335a(b) or any similar Law, nor has Unipath (or any of its Affiliates) received written notice of any proposed disqualification, debarment or exclusion including exclusion under 42 U.S.C.
Section 1320a-7 or any similar Law. Neither Unipath nor any of its Affiliates nor, to their Knowledge, any officer, employee or agent of them, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under
Section 1128 of the Social Security Act or any similar Law.

          Section 3.18 Brokers' Fees. No broker, finder, financial advisor, investment banker or other Person is or will be entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer could be liable.

                                    ARTICLE 4
                                    COVENANTS

          Section 4.1 Filings. Each of the parties hereto agrees to cooperate fully with the others in the preparation and filing, whether before or after the Closing Date, of all documents and instruments required to be filed by Unipath, Buyer or the Company in connection with the transactions contemplated by this Agreement, including any business certificate, or any trade, assumed or fictitious name certificates, or any applications for authority to do business.

          Section 4.2 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

          Section 4.3 Public Announcements. No party to this Agreement (nor any agent or Representative thereof) will make any disclosure or public announcement with respect to this Agreement and the transactions contemplated hereby without the written approval of the other party; provided that any party may make such disclosure (including filings with any Governmental Entity or other relevant regulatory authority) or public announcement if required by applicable Law or if it is advised by counsel that such disclosure or public announcement is legally advisable in light of the prior public disclosure practice of such party (in which case such party shall use its reasonable best efforts to consult with the other party regarding such disclosure or public announcement prior to the making of such disclosure).

          Section 4.4 Transfer. (a) From and after the Closing, Unipath shall take, or cause to be taken, all action necessary to transfer to Buyer without consideration any assets owned by Unipath or its Affiliates that should have been transferred to Buyer at or prior to the Closing pursuant to this Agreement.

          (b) To the extent that any list, document, record, written information, computer file or other computer readable media described in Section 1.2(v) includes matters unrelated to the Purchased UK Operations that cannot be separated by Unipath without materially affecting the use of such list, document, record, written information, computer file or other computer readable media, Unipath shall provide Buyer with a complete copy of such list, document, record, written information, computer file or other computer readable media; provided that Buyer shall not acquire any title to, or rights in, any portion of such list, document, record, written information, computer file or other computer readable media that is not related to the Purchased UK Operations; and provided, further, that Buyer shall not use or disclose any portion of such list, document, record, written information, computer file or other computer readable media that is not related to the Purchased UK Operations.

          Section 4.5 Further Assurances. Each of Unipath, Buyer and the Company shall execute, following the Closing, such documents and other papers and perform such further acts as may be reasonably required or desirable to transfer all Purchased Assets to Buyer, and otherwise to carry out the provisions hereof and the transactions contemplated hereby. Buyer shall perform and discharge the Assumed Liabilities in accordance with their terms.

          Section 4.6 Expenses. Whether or not the Closing occurs, each of the parties hereto shall bear its own fees and expenses incurred or owed in connection with this Agreement and the transactions contemplated hereby and the negotiations thereof (including any due diligence or other investigation costs relating to such transactions).

          Section 4.7 Confidentiality. Each party hereto will hold, and will cause its Affiliates, Representatives and employees to hold, in strict confidence from any Person (other than any such Affiliate, Representative or employee with a need to know), the terms of this Agreement and all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Affiliates, Representatives and employees in connection with this Agreement and the transactions contemplated hereby, including documents and information disclosed prior to the date hereof (collectively, "Confidential Information"); provided, that a party hereto may disclose, or cause its Affiliates, Representatives and employees to disclose, Confidential Information if and to the extent

          (a) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby of Governmental Entities) or by other requirements of Law or, if advised by legal counsel that disclosure is required, as requested by a Governmental Entity having jurisdiction over such party;

          (b) disclosed in a Legal Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder;

          (c) disclosed to (i) the managing underwriter or placement agent for any sale of the securities of the receiving party, and such managing underwriter's or placement agent's Representatives, (ii) the lead lender, arranger, representative or agent for any other financing transaction of the receiving party, and such lead lender's, arranger's, representative's or agent's Representatives, (iii) any Person whose voting securities are acquired in a single transaction by the receiving party in such an amount so as to grant Control over such Person to the receiving party and such Person's Representatives, or (iv) any Financial Investor in the receiving party, and such Financial Investor's Representatives; or

          (d) following receipt from the disclosing party of written consent to such disclosure, which consent may not be unreasonably withheld, disclosed to any Strategic Investor or potential acquiror of the receiving party, and the Representatives of either;

provided, that in the case of any disclosure permitted under clause (c) or (d) above, such disclosure shall consist solely of the terms of this Agreement (and not any other Confidential Information) and shall in no event include any schedules (including the Disclosure Schedule) or exhibits to this Agreement; and provided further, that any Person receiving any disclosure pursuant to this
Section 4.7 from a party hereto, or any of such party's Affiliates, Representatives or employees, must be bound by an established legal privilege, or agree in writing, to hold in strict confidence from any other Person (including with respect to disclosure permitted under clauses (c) and (d), any member of an underwriting or lending syndicate, or any Person to whom a portion of such financing is participated or otherwise transferred in connection with such sale or financing, or any Affiliate, shareholder or member of or any investor in such Person) the Confidential Information so disclosed. Notwithstanding anything in this Section 4.7 to the contrary, Confidential Information shall not include any such documents or information that the receiving party can demonstrate were (A) previously known by the party receiving such documents or information, (B) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, (C) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential or (D) developed by employees of the receiving party without knowledge of the documents and information of the other party or any of its Affiliates. The receiving party agrees that it will not, and it will cause each of its Affiliates, Representatives and employees not to, use Confidential Information in any way, for its own account or the account of any third Person, except for the exercise of its rights and performance of its obligations under this Agreement and the other Transaction Agreements. The receiving party shall be jointly and severally liable for any breach by its Affiliates, Representatives and employees of the restrictions set forth in this Agreement.

          Section 4.8 Compliance with Contractual Obligations. Buyer agrees that it will comply, to the extent applicable, with the provisions of those agreements set forth in Section 4.8 of the Disclosure Schedule.

                                    ARTICLE 5
                                   TAX MATTERS

          Section 5.1 Cooperation. After the Closing, each of the Company, Buyer and Unipath shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires providing necessary information, records and documents relating to the Purchased Assets or the Purchased UK Operations. Each of the Company, Buyer and Unipath shall cooperate in the same manner in defending or resolving any audit, examination or litigation relating to Taxes.

          Section 5.2 Transfer Taxes. All transfer, value-added, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and similar Tax) shall be borne and paid by Unipath. The party required by applicable Law to file any Tax Return in respect of any such Transfer Taxes shall file such Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the non-filing party shall join in the execution of any such Tax Returns and other documentation, provided that any costs, fees, or other expenses in connection with the foregoing shall be borne by Unipath.

          Section 5.3 Tax Payments. All Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with

Section 5.2. Upon payment of any such Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 5.2, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

          Section 5.4 Value Added Tax. Unipath and Buyer intend that article 5 of the Value Added Tax (Special Provisions) Order 1995, shall apply to the sale of the Purchased Assets, so that the sale is treated as neither a supply of goods nor a supply of services.

                                    ARTICLE 6
                                   [RESERVED]

                                    ARTICLE 7
                                 Indemnification

          Section 7.1 Indemnification of Buyer and the Company. From and after the Closing, IMS shall indemnify Buyer and the Company (each, a "Company Indemnified Party") against and hold each Company Indemnified Party harmless from any and all Losses suffered or incurred by any such Company Indemnified Party arising from, relating to or otherwise in connection with:

          (i) any breach or inaccuracy of any representation or warranty of Unipath contained in this Agreement or in the certificate furnished by Unipath under Section 2.2(b)(vii);

          (ii) any breach or failure to perform any covenant or agreement of Unipath contained in this Agreement;

          (iii) the operation of the R&D Operations or the UK Call Center at any time during the period prior to the Closing (except for Assumed Liabilities);

          (iv) any liability of Unipath or its Affiliates related to an Excluded Asset and any liability that is not an Assumed Liability, including the Excluded Liabilities, including the cost of extinguishing any Permitted Lien securing any such Excluded Liabilities;

          (v) any liability or obligation of Unipath or its Affiliates to fund or finance any pension or similar liabilities, including any liability or obligation for which the Buyer may become liable by reason of participating in any pension scheme of Unipath or its Affiliates for the purpose of providing pension benefits to the Employees or any of them after Closing (other than contributions to provide such benefits in respect of service after Closing) and any debt for which the Buyer may at any time become liable under section 75 of the Pensions Act 1995 insofar as such debt is attributable to the service of the

     Employees prior to Closing or to service of any other members or former members of any such pension scheme at any time; and

          (vi) any liability arising out of the operation of the IMA Facilities;

provided that no Company Indemnified Party shall be entitled to be indemnified pursuant to clause (i) above unless the aggregate of all Losses for which Unipath and its Affiliates would, but for this proviso, be liable under clause
(i) above or for which IMA or IMS are liable under the US Sale Agreements or the Swiss Sale Agreements exceeds on a cumulative basis $3,250,000 (the "IMS Indemnity Threshold"), at which point each Company Indemnified Party shall be entitled to be indemnified for the aggregate Losses and not just amounts in excess of the IMS Indemnity Threshold (except that the foregoing proviso shall not apply to any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.11, or to any act of fraud); provided, further, that IMS's aggregate liability pursuant to clause (i) of this Section 7.1, together with any other liability for indemnification for breaches of representations and warranties made by IMS or IMA under the US Sale Agreements or the Swiss Sale Agreements shall not exceed $81,250,000.

          Section 7.2 Indemnification of Unipath. (a) From and after the Closing, Buyer shall indemnify Unipath and its Affiliates (each, a "Unipath Indemnified Party") against and hold each Unipath Indemnified Party harmless from any and all Losses suffered or incurred by any such Unipath Indemnified Party arising from, relating to or otherwise in connection with:

          (i) any failure to perform any covenant or agreement of Buyer contained in this Agreement;

          (ii) the operation of the Purchased UK Operations (other than with respect to Excluded Liabilities or Excluded Assets) at any time at and after the Closing; or

          (iii) any Assumed Liability.

          (b) From and after the Closing, the Company shall indemnify the Unipath Indemnified Parties against and hold each Unipath Indemnified Party harmless from any and all Losses suffered or incurred by any such Unipath Indemnified Party arising from, relating to or otherwise in connection with any failure to perform any covenant or agreement of the Company contained in this Agreement.

          Section 7.3 Indemnification Claims. (a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 1.6,
Section 7.1 or Section 7.2 in respect of, arising out of or involving, a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (including in such notice a brief description of the applicable claims, including damages sought or estimated, to the extent actually known by the Indemnified Party) within 20 Business Days after receipt by such Indemnified Party of notice of such Third Party Claim (a "Claim Notice"); provided that failure to give such notification shall not affect the indemnification provided under Section 1.6, Section 7.1 or Section 7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 10 Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents received by the Indemnified Party relating to such Third Party Claim.

          (b) The Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the sole cost and expense of the Indemnifying Party) with counsel selected by the Indemnifying Party, provided that (i) the Indemnifying Party provides the Indemnified Party notice of its election to assume the defense of such Third Party Claim within 15 days of receipt of the applicable Claim Notice, (ii) the Indemnifying Party has the financial resources to pay damages that could reasonably be expected to arise from such Third Party Claim, and (iii) such counsel selected by the Indemnifying Party is reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party under this Section 7.3 for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this
Section 7.3; provided that (1) if the Indemnified Party reasonably determines, after conferring with its counsel, that it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, the Indemnified Party shall have the right to employ counsel (limited to one law firm) to represent it and in that event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party, and
(2) the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give the Claim Notice as provided above). If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as otherwise provided herein), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party assumes the defense of the Third Party Claim, it will be conclusively established for purposes of this Agreement and the Contribution Agreement that the claims made in that Third Party Claim are within the scope and subject to indemnification pursuant to this Article 7. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. The indemnification required by Section 1.6, Section 7.1 or Section 7.2, as the case may be, shall be made by prompt payments of the amount thereof during the course of the investigation or defense, as and when bills are received or the indemnifiable Loss is incurred. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the parties hereto reasonably necessary for such defense or prosecution shall reasonably cooperate in the defense or prosecution thereof, which cooperation shall include (upon the Indemnifying Party's reasonable request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified

Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of liability in connection with such Third Party Claim; provided that without the Indemnified Party's consent, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such Third Party Claim. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld).

          (c) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claims, including damages sought or estimated, to the extent actually known by the Indemnified Party); provided that failure to give such notification shall not affect the indemnification provided under Section 1.6, Section 7.1 or Section
7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.

          Section 7.4 Survival. (a) All representations, warranties, covenants and agreements of Unipath shall survive the execution and delivery hereof and the Closing hereunder. Except for those representations and warranties (x) in Sections 3.1, 3.2, 3.3, 3.7 (the first sentence thereof only) and 3.18, all of which representations and warranties shall survive without limitation and (y) in Sections 3.10, 3.14 and 3.17, all of which shall survive for the applicable statute of limitations, all representations and warranties of Unipath shall terminate and expire with respect to any theretofore unasserted claim, on the second anniversary of the Closing Date.

          Section 7.5 Sole and Exclusive Remedy. The sole and exclusive remedy of an Indemnified Party with respect to any and all claims arising out of, in connection with or relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in ARTICLE 5 hereof and this ARTICLE 7; provided that nothing in this Section 7.5 will prohibit claims by the Indemnified Party for equitable relief, common law fraud and intentional misrepresentation.

                                    ARTICLE 8
                               General Provisions

          Section 8.1 Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party in accordance with this Section 8.1:

          if to Buyer:

          SPD Development Company Limited
          Stannard Way
          Priory Business Park
          Bedford MK44 3UP
          United Kingdom
          Attention: Company Secretary
          Facsimile:

          with a copy (which shall not constitute notice) to:

          SPD Swiss Precision Diagnostics GmbH
          c/o Procter & Gamble International Operations, SA
          SBC Saconnex Business Centre
          207 route de Ferney
          CH-1218 Grand-Saconnex
          Geneva, Switzerland
          Attention: General Counsel
          Facsimile: +41-22-709-8658

          if to the Company:

          SPD Swiss Precision Diagnostics GmbH
          c/o Procter & Gamble International Operations, SA
          SBC Saconnex Business Centre
          207 route de Ferney
          CH-1218 Grand-Saconnex
          Geneva, Switzerland
          Attention: General Counsel
          Facsimile: +41-22-709-8658

          with a copy (which shall not constitute notice) to:

          Inverness Medical Switzerland GmbH
          c/o Inverness Medical Innovations, Inc.
          51 Sawyer Road
          Suite 200
          Waltham, MA 02453
          Attention: Office of the General Counsel
          Facsimile: 781-647-3939

          with a copy (which shall not constitute notice) to:

          Procter & Gamble International Operations, SA
          c/o The Procter & Gamble Company
          One Procter & Gamble Plaza
          Cincinnati, Ohio 45202

          Attention: Corporate Secretary
          Facsimile: 513-983-2611

          if to Unipath:

          c/o Inverness Medical Innovations, Inc.
          51 Sawyer Road
          Suite 200
          Waltham, MA 02453
          Attention: Office of the General Counsel
          Facsimile: 781-647-3939

          with a copy (which shall not constitute notice) to:

          Goodwin Procter LLP
          Exchange Place
          Boston, MA  02109
          Attention: Scott F. Duggan
          Facsimile: 617-523-1231

All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

          Section 8.2 Definitions. The following capitalized terms have the following meanings:

          "Affiliate" means, with respect to any Person, a Person who is an "affiliate" of such first Person within the meaning of Rule 405 under the Securities Act. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls 50% or more of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation); provided that solely for purposes of this Agreement, the Company shall not be deemed to be an "Affiliate" of any party hereto (or such parties' other Affiliates).

          "Business Contract" means any Contract arising or resulting primarily from or related primarily to the Purchased UK Operations, except for an Excluded Contract.

          "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions located in London are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

          "Constitutive Documents" means (a) with respect to a Person that is a corporation, such Person's certificate or articles of incorporation and by-laws,
(b) with respect to a Person that is a limited liability company, such Person's certificate of formation and operating or limited liability company agreement,
(c) with respect to a Person that is a partnership, such Person's partnership agreement, (d) with respect to a Person that is a trust, such Person's trust instrument or agreement, and (e) with respect to a Person that is a legal entity (including one of the type described in clauses (a) through (d)), any constitutive document of such entity or other document or Contract analogous to those described in clauses (a) through this clause (e).

          "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the reasonably anticipated liability in respect thereof.

          "Contract" means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, license, permit, concession, franchise or legally binding arrangement or understanding, whether written or oral.

          "Control" or "Controlled" means, when used with respect to any intellectual property right or other intangible property, and only in such case, the possession or right of use (whether by license or ownership, or by control over a Subsidiary having possession or right of use by license or ownership) by a Person of the ability to grant to the other Person access, right of use or a license or sublicense as provided herein without violating the terms of any written contract with any third party.

          "Employee" means an individual employed by Unipath in relation to the Purchased UK Operations and named in the Disclosure Schedule.

          "Employment Regulations" means the UK Transfer of Undertakings (Protection of Employment) Regulations 2006.

          "Environmental Law" means any applicable Law and legally binding administrative or judicial interpretations thereof relating to (a) pollution, the protection of the environment (including indoor and outdoor air, surface water, groundwater, wetlands, drinking water supply, surface or subsurface land), natural resources or health and safety or (b) the exposure to, or the manufacture, handling, use, emission, storage, recycling, treatment, generation, discharge, transportation or disposal of, the release or threatened release of, or the removal or remediation of Hazardous Materials.

          "Environmental Liability" means any and all Losses arising from or relating to: (a) failure to comply with any requirement of an Environmental Law;
(b) failure to obtain, maintain in effect or comply with any required Environmental Permit; (c) actual or alleged obligation to undertake environmental investigation, risk assessment, monitoring, remediation or restoration or (d) harm or injury, actual or alleged, to any real property, to any Person, to public health, or to any natural resource as caused by any Hazardous Material.

          "Environmental Permits" means all permits, licenses, certificates, registrations approvals or authorizations issued or required by any Environmental Law, including all held IMS or IMA facilities that will be used to manufacture products for the Company under the Finished Product Purchase Agreement among the Company, IMA, Unipath and Abon Biopharm (Hangzhou) Co. Ltd.

          "Financial Investor" means an investor, other than an operating company or a Subsidiary, division, unit or business segment of an operating company engaged primarily in investing activities, that purchases the equity securities of another Person, whether or not such purchases or equity securities are registered under the Securities Act, based on the prospect of financial gain.

          "Governmental Entity" means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental entity of any thereof, whether domestic or foreign.

          "IMA Facilities" means those manufacturing facilities owned, operated or leased by IMA or its Subsidiaries that are used in the production of products.

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices and not more than 90 days past due), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations (except for trade payables) of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all capital lease obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies, (i) all obligations of such Person as an account party in respect of letters of credit and banker's acceptances, (j) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line), (k) all obligations of such Person pursuant to any deferred compensation agreements and (l) any Contingent Obligation of such Person.

          "Indemnified Party" means either a Company Indemnified Party or a Unipath Indemnified Party under Section 7 or Buyer or Unipath (as relevant) under Section 1.6.

          "Indemnifying Party" means (a) with respect to a claim for indemnification pursuant to Section 1.6(b), Unipath, (b) with respect to a claim for indemnification pursuant to Section 7.1, IMS, (c) with respect to a claim for indemnification pursuant to Section 1.6(e) or Section 7.2(a), Buyer and (d) with respect to a claim for indemnification pursuant to Section 7.2(b), the Company.

          "Intellectual Property" means any or all of the following (in each case in any domestic or foreign jurisdiction): (a) patents (including utility patents, petty patents, design patents and certificates of invention) and applications therefor (including provisional, non-provisional, converted provisional and continued prosecution applications) and all reissues, reexaminations, revalidations, divisionals, renewals, extensions or restorations (including any supplementary protection certificate and the like), provisionals, continuations and continuations-in-part thereof; (b) inventions, Know-How, discoveries and ideas (whether patentable or not), (c) trade secrets, proprietary information, know how, confidential information, technology, technical data, and all documentation relating to any of the foregoing and rights to limit the use of disclosure thereof by any Person; (d) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, and writings and other works that are the subject matter of such copyrights; (e) trade names, trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing, and the registrations and applications for registration of any of the foregoing; (f) databases and data collections and all rights therein; (g) computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded and (h) Web addresses, sites and domain names.

          "Know-How" means all confidential, technical and/or proprietary information and knowledge, whether or not patentable and whether or not in written form, including information, inventions, know-how and knowledge regarding inventions, discoveries, techniques, research in progress, trade secrets, systems, methods, processes, algorithms, technical data, formulae, drawings, designs, schematics, blueprints, flow charts, models, prototypes, techniques, manufacturing and design information, information regarding cell lines and biological reagents, and financial, business, marketing and client information.

          "Knowledge" means in the case of Unipath, actual knowledge of the Employees listed in Section 8.2 of the Disclosure Schedule assuming each such Employee has the knowledge that an employee in a similar position would reasonably be expected to have.

          "Losses" means any debts, obligations and other liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, asserted or unasserted or otherwise), losses, claims, damages, Taxes, diminutions in value, interest obligations, deficiencies, Judgments, assessments, fines, fees, penalties and expenses (including amounts paid in settlement, interest, court costs, fees and expenses of attorneys, accountants, financial advisors, consultants, investigators and other experts and other expenses of litigation).

          "Material Adverse Effect" means any change, circumstance, development, state of facts, event or effect (a) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, assets, condition (financial or otherwise), or results of operations of the CD Business other than (i) changes, circumstances, developments, state of facts, events or effects that affect the U.K. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, tax, regulatory, political or economic conditions that, in each case, generally affect the industries in which the CD Business operates,
(iii) acts of war or terrorism or natural disasters, provided that in the case of clauses (ii) and (iii) above, the CD Business is not disproportionately affected by such changes, circumstances, developments, state of facts, events or effects as compared to the industries in which it operates, taken as a whole; or
(b) that could reasonably be expected to have a material adverse effect on Unipath's ability to perform its obligations under this Agreement.

          "Permitted Liens" means the following, to the extent not securing
Indebtedness: (a) statutory Liens for Taxes not yet due or payable; (b) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (c) Liens incurred in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security, and (d) Liens set forth in the terms of any Business Contract (except for any Lien securing Indebtedness) that do not detract the value of, or impair the use of, such Business Contract.

          "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Entity.

          "R&D Operations" means that part of Unipath whose activities are directed towards (i) research related to the development, production, improvement and marketing of, and (ii) the development of, products for the CD Business, including in respect of efficiencies with respect to such products.

          "Representatives" means, with respect to a Person, such Person's legal, financial, internal and independent accounting and other advisors and representatives.

          "Securities Act" means the United States Securities Act of 1933, as amended.

          "Strategic Investor" means, with respect to any Person, an operating company or a Subsidiary of an operating company that (whether directly or through one or more Subsidiaries) (a) conducts business in the same industry as that in which such Person conducts business (or in an industry functionally related to the industry in which such Person conducts business) that purchases the equity securities of such Person in one or more strategic transactions, or
(b) develops, manufactures, licenses or sells products, services or technology that are of key importance to, or are reasonably likely in the future to be of key importance with respect to, a strategic transaction involving the purchase of equity securities of such Person, in each case whether or not such purchases or equity securities are registered under the Securities Act.

          "Subsidiary" means, with respect to any Person, an Affiliate controlled by such Person directly, or indirectly through one or more intermediaries.

          "Swiss Sale Agreements" means, collectively, the Contribution Agreement, the PGIO Contribution Agreement and that certain Amended and Restated Asset Purchase Agreement, dated of even date herewith, among the Company, IMS and PGIO.

          "Tax" or "Taxation" means: (a) all forms of taxation including federal, state, local and foreign income, profits, excise, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, value added, recording, registration, intangible, documentary, goods and services, real estate, franchise, employment, use, stamp, alternative or add-on minimum, environmental, withholding and any other tax, duty, assessment or governmental tax charge of any kind whatsoever, imposed or required to be withheld by any taxing authority whether of the United Kingdom or elsewhere; (b) any interest, additions to tax, or penalties applicable or related thereto and (c) any amount described in clause (a) or (b) for which a Person is liable as a successor or transferee, or by Contract, indemnity or otherwise.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

          "Third Party Claim" means any Legal Proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under
Article 7.

          "UK Call Center" means that part of Unipath outside of the United States which communicates directly with non-U.S. individual consumers of the products of the CD Business regarding those products, including responding to enquiries and complaints.

          "US Sale Agreements" means, collectively, that certain Contribution Agreement, dated of even date herewith, among US CD LLC, Procter & Gamble RHD, Inc., and IMA, and that certain Membership Unit Purchase Agreement, dated of even date herewith, among US CD LLC, Procter & Gamble RHD, Inc., and IMA.

          Section 8.3 Descriptive Headings; Certain Interpretations. The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) "or" is not exclusive and "include," "includes" and "including" are not limiting; (b) "hereof," "hereto," "hereby," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) "date hereof" refers to the date of this Agreement; (d) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (e) definitions contained in this

Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented, and all exhibits, appendices, schedules or other attachments thereto; (g) references to a Person are also to its permitted successors and assigns; (h) references to an "Article," "Section," "Clause," "Exhibit" or "Schedule" refer to an Article, Section or Clause of, or an Exhibit or Schedule to, this Agreement; (i) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; (j) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement; and (k) references to monetary amounts shall be denominated in United States Dollars.

          Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

          Section 8.5 Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law, in equity or otherwise.

          Section 8.6 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, with respect to the transactions contemplated thereby.

          Section 8.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights or remedies.

          Section 8.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

          Section 8.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of England & Wales, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 8.10 Arbitration. (a) In the event that a dispute between the parties arises out of or is connected to this Agreement, good faith discussions and negotiations shall be conducted by a designated management representative of each party to resolve such dispute. If such representatives are unable to resolve the dispute within 10 Business Days after the initial request for negotiations at this level, then the matter shall be referred to the most senior executive officer of each party, who shall attempt, through good faith negotiations and discussions, to resolve the dispute within five Business Days immediately following such initial 10 Business Day period. If the dispute is not resolved within the aforementioned five Business Day period, then either party may submit the dispute for binding arbitration as provided in Section 8.10(b). This Section 8.10(a) shall not apply to or limit the right of a party to seek a temporary restraining order or other provisional remedy to preserve the status quo or to prevent irreparable harm pending final resolution by arbitration.

          (b) Except as otherwise provided in this Agreement, any dispute arising out of or connected to this Agreement, or the breach hereof, that has not been resolved in accordance with Section 8.10(a) shall be settled exclusively by binding arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference to this clause, subject to paragraph (c).

          (c) The seat, or legal place, of the arbitration shall be held in London, England and shall be conducted by three arbitrators. One arbitrator will be selected by PGIO, one arbitrator will be selected by IMS, and the third arbitrator will be selected by mutual agreement of the two arbitrators selected by the parties. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages or punitive damages, or to reform, modify or materially change this Agreement or any other agreements contemplated hereunder. The arbitrators shall also be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the parties (except for any other remedies set forth in this Agreement). The arbitrators may proceed to an award, notwithstanding the failure of either party to participate in the proceedings. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.

          Section 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          Section 8.12 Nonassignable Contracts. (a) In the event that the transactions contemplated by this Agreement involve the assignment of rights under any contract, agreement, license, claim, or of other rights, assets, or property, which are nonassignable without the consent, authorization or approval of the other party or parties thereto or any other third party (a "Nonassignable Contract"), and such consent, authorization or approval shall not have been obtained by Unipath prior to the Closing Date, then, notwithstanding anything in this Agreement to the contrary (and without relieving Unipath of any liability or obligation it may have under this Agreement), any such Nonassignable Contract shall not be assigned (except any rights to receive payments thereunder) until all such necessary consents, authorizations and approvals with respect to such Nonassignable Contract shall have been obtained, whereupon Unipath shall, without further consideration, promptly assign or cause the assignment of same to Buyer.

          (b) Until such time, if any, as all the necessary consents, authorizations and approvals shall have been obtained for the assignment of a Nonassignable Contract, Unipath, at its own expense, shall retain, preserve and hold in trust for the sole benefit of Buyer all rights, interests and claims with respect to such Nonassignable Contract from and after the Closing Date. Unipath shall use commercially reasonable efforts to obtain such consents, authorizations and approvals and shall, at the request of Buyer or the Company, use commercially reasonable efforts to take such actions, enter into such arrangements and do or cause to be done such things, as shall be reasonably requested by Buyer or the Company to provide, make available and secure for Buyer's benefit all of the funds, income and payments that would have inured to Buyer upon an outright assignment of such Nonassignable Contract to the extent permitted by Law and by contract. Except as provided by Law or the Nonassignable Contract in question, the performance obligations of Unipath under such Nonassignable Contract as shall arise both (x) exclusively in respect of periods from and after the date on which the aforesaid funds are so made available thereunder and (y) exclusively in connection with the exploitation of such funds by Buyer, shall be deemed to be sublicensed or subcontracted to Buyer but only until such time (if any) as the rights under such Nonassignable Contract have been effectively assigned to Buyer. Unipath shall pay over to Buyer any amounts received by them after the Closing Date in respect of any Nonassignable Contract, and Buyer shall pay over to Unipath any amounts paid, or expenses incurred, by Unipath in performing any Nonassignable Contract after the Closing Date.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first herein above written.

                                        UNIPATH LIMITED


                                        By: /s/ Kevin Stearn
                                            ------------------------------------
                                        Name: Kevin Stearn
                                        Title: Managing Director


                                        SPD SWISS PRECISION DIAGNOSTICS GMBH


                                        By: /s/ Geoffrey Jenkins
                                            ------------------------------------
                                        Name: Geoffrey Jenkins
                                        Title: Director


                                        SPD DEVELOPMENT COMPANY LIMITED


                                        By: /s/ Hazel Polka
                                            ------------------------------------
                                        Name: Hazel Polka
                                        Title: Company Secretary


                                        INVERNESS MEDICAL SWITZERLAND GMBH


                                        By: /s/ Ron Zwanziger
                                            ------------------------------------
                                        Name: Ron Zwangizer
                                        Title: Manager

                 [SIGNATURE PAGE TO UK ASSET PURCHASE AGREEMENT]

                                        Acknowledged and agreed
                                        for purposes of Section 8.10 only:

                                        PROCTER & GAMBLE INTERNATIONAL
                                        OPERATIONS, SA


                                        By: /s/ Andreas Demmer
                                            ------------------------------------
                                        Name: Andreas Demmer
                                        Title: Director


                                        By: /s/ Claus Michael Lindner
                                            ------------------------------------
                                        Name: Claus Michael Lindner
                                        Title: Director

                 [SIGNATURE PAGE TO UK ASSET PURCHASE AGREEMENT]